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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                   SCHEDULE TO
                                 (Rule 14d-100)
                  Tender Offer Statement Under Section 14(d)(1)
           or Section 13(e)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 5)

                          MOTOR CARGO INDUSTRIES, INC.
                       (Name of Subject Company (Issuer))

                            UNION PACIFIC CORPORATION
                       (Names of Filing Persons (Offeror))
                      -----------------------------------
                           Common Stock, No Par Value
                         (Title of Class of Securities)
                                   ----------
                                    619907108
                      (CUSIP Number of Class of Securities)

                               Carl W. von Bernuth
                     Senior Vice President, General Counsel
                                  and Secretary
                            Union Pacific Corporation
                                1416 Dodge Street
                                 Omaha, NE 68179
                                 (402) 271-5777

            (Name, address and telephone number of person authorized
       to receive notices and communications on behalf of filing persons)
                                 With a copy to:

                              Paul T. Schnell, Esq.
                            Richard J. Grossman, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                               New York, NY 10036
                             Telephone: 212-735-3000

[__] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X ]    third-party tender offer subject to Rule 14d-1.
     [__]    issuer  tender offer subject to Rule 13e-4.
     [__]    going-private transaction subject to Rule 13e-3.
     [__]    amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [__]


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                         Amendment No. 5 to Schedule TO
                         ------------------------------

          This Amendment No. 5 to the Tender Offer Statement on Schedule TO (the "Schedule TO"), filed initially with the Securities and Exchange Commission on October 31, 2001, and amended by Amendment No. 1 thereto filed November 13, 2001, Amendment No. 2 thereto filed November 19, 2001, Amendment No. 3 thereto filed November 26, 2001 and Amendment No. 4 thereto filed November 28, 2001, relates to the offer by Union Pacific Corporation, a Utah corporation ("Union Pacific") to exchange each outstanding share of common stock of Motor Cargo Industries, Inc. ("Motor Cargo"), no par value (collectively, the "Shares"), for either (i) 0.26 of a share of common stock, par value $2.50 per share, of Union Pacific ("Union Pacific Stock"), or (ii) $12.10 in cash, at the election of the holder of each Share and upon the terms and subject to the conditions set forth in the Prospectus, dated November 29, 2001 (the "Prospectus") incorporated herein by reference as Exhibit (a)(13), and in the related Letter of Election and Transmittal, a copy of which was filed as Exhibit (a)(2) to the Schedule TO (the Letter of Election and Transmittal together with the Prospectus collectively constitute the "Offer"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus. All references to the Preliminary Prospectus shall be deemed to refer to the Prospectus.

Item 11.  Additional Information.

          Item 11 of the Schedule TO is hereby amended and supplemented as follows:

          On November 29, 2001, Union Pacific (1) issued a press release filed as Exhibit (a)(12) hereto announcing that the registration statement filed by Union Pacific on October 31, 2001, as amended on November 19, 2001, November 26, 2001 and November 28, 2001, has been declared effective by the Securities and Exchange Commission and (2) filed the Prospectus pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended. The information set forth in the above-referenced press release is incorporated herein by reference.

Item 12.  Exhibits.

          Item 12 of the Schedule TO is hereby amended and supplemented to add the following new exhibits:

         "(a)(12)   Press Release issued by Union Pacific on November 29, 2001.
          (a)(13)   Prospectus, dated November 29, 2001, filed by Union Pacific
                    Corporation on November 29, 2001 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is incorporated herein by reference."

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                                    SIGNATURE

              After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            UNION PACIFIC CORPORATION



                            By:    /s/ Carl W. von Bernuth
                                -----------------------------------------
                            Name:  Carl W. von Bernuth, Esq.
                            Title: Senior Vice President,
                                   General Counsel and Secretary

Dated: November 29, 2001




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                                  EXHIBIT INDEX

         Exhibit No.                       Exhibit Name
         -----------                       ------------

            (a)(1) Preliminary Prospectus, dated October 31, 2001, is incorporated herein by reference from Union Pacific's Registration Statement on Form S-4 filed on October 31, 2001.

            (a)(2) Letter of Election and Transmittal is incorporated herein by reference to Exhibit 99.3 to Union Pacific's Registration Statement on Form S-4 filed on October 31, 2001.

            (a)(3) Notice of Guaranteed Delivery is incorporated herein by reference to Exhibit 99.4 to Union Pacific's Registration Statement on Form S-4 filed on October 31, 2001.

            (a)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees is incorporated herein by reference to Exhibit 99.5 to Union Pacific's Registration Statement on Form S-4 filed on October 31, 2001.

            (a)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees is incorporated herein by reference to
                                Exhibit 99.6 to Union Pacific's Registration
                                Statement on Form S-4 filed on October 31, 2001.

            (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 is incorporated herein by reference to Exhibit 99.7 to Union Pacific's Registration Statement on Form S-4 filed on October 31, 2001.

            (a)(7) Joint Press Release issued by Union Pacific and Motor Cargo on October 15, 2001 is incorporated herein by reference to Exhibit 99.1 to Union Pacific's Current Report on Form 8-K filed on October 16, 2001.

            (a)(8) Joint Press Release issued by Union Pacific and Motor Cargo on October 31, 2001 is incorporated herein by reference to Exhibit (a)(8) to Union Pacific's Tender Offer Statement on Schedule TO filed on October 31, 2001.

            (a)(9) Preliminary Prospectus, dated November 19, 2001, is incorporated herein by reference from Union Pacific's Amendment No. 1 to the Registration Statement on Form S-4 filed on October 31, 2001, as amended on November 19, 2001.

           (a)(10) Preliminary Prospectus, dated November 26, 2001, is incorporated herein by reference from Union Pacific's Amendment No. 2 to the Registration Statement on Form S-4 filed on October 31, 2001, as amended on November 19, 2001 and November 26, 2001.

           (a)(11) Preliminary Prospectus, dated November 28, 2001, is incorporated herein by reference from Union Pacific's Amendment No. 3 to the Registration Statement on Form S-4 filed on October 31, 2001, as amended on November 19, 2001, November 26, 2001 and November 28, 2001.

           (a)(12)              Press Release issued by Union Pacific on
                                November 29, 2001.

           (a)(13) Prospectus, dated November 29, 2001, filed by Union Pacific Corporation on November 29, 2001 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is incorporated herein by reference.

            (d)(1) Agreement and Plan of Merger, dated as of October 15, 2001, by and among Motor Cargo Industries, Inc., Union Pacific Corporation and Motor Merger Co. is incorporated by reference to
                                Exhibit 99.2 to Union Pacific's Current Report on Form 8-K filed on October 16, 2001.

            (d)(2) Shareholder Agreement, dated as of October 15, 2001, by and between Union Pacific Corporation and Harold R. Tate is incorporated herein by reference to Exhibit 99.2 to Union Pacific's Current Report on From 8-K filed on October 16, 2001.

            (d)(3) Shareholder Agreement, dated as of October 15, 2001, by and between Union Pacific Corporation and Marvin L. Friedland is incorporated herein by reference to Exhibit 99.3 to Union Pacific's Current Report on From 8-K filed on October 16, 2001.

             (g)                Not applicable.
             (h)                Not applicable.